Exhibit 99.1

PROXY

SPECIAL MEETING OF SHAREHOLDERS OF

AMERICAN NATIONAL BANKSHARES INC.

June 14, 2011

This Proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ben J. Davenport, Jr., H. Dan Davis and Charles S. Harris, and each of them as proxy, with full power of substitution, to vote all shares of common stock of American National Bankshares Inc. (“American”) held of record at the close of business on April 27, 2011 at the special meeting of shareholders to be held on June 14, 2011, at 1:00 p.m., local time, at The Wednesday Club, located at 1002 Main Street, Danville, Virginia, and at any adjournments or postponements thereof, as indicated on this proxy card with respect to the proposals set forth on this proxy card, as more fully set forth in the accompanying proxy statement/prospectus. The undersigned hereby revokes any previously submitted proxy by the undersigned for the matters to be voted on at the special meeting and acknowledges receipt of the notice of special meeting of shareholders and the proxy statement/prospectus.

The American Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1.	To approve the issuance of up to approximately 1,750,000 shares of American common stock to the shareholders of common stock of MidCarolina Financial Corporation (“MidCarolina”), in accordance with the Agreement and Plan of Reorganization, dated as of December 15, 2010, between American and MidCarolina, and a related Plan of Merger (together, the “merger agreement”), whereby MidCarolina will merge with and into a newly-formed subsidiary of American upon the terms and subject to the conditions set forth in the merger agreement.

☐  FOR                    ☐  AGAINST                    ☐   ABSTAIN

2.	To adjourn or postpone the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares of American common stock to the shareholders of common stock of MidCarolina.

☐  FOR                    ☐  AGAINST                    ☐   ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

If any other business is presented at special meeting, this proxy shall be voted in accordance with the recommendations of management. This proxy may be revoked at any time before it is voted. The undersigned may attend the special meeting, revoke this proxy and vote in person.

Date: , 2011

Signature of Shareholder(s)

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.